                                                                      EXHIBIT 11

                              DeVlieg-Bullard, Inc.
                        Computation of Earnings per Share
                (unaudited - in thousands, except per share data)


                                     Three Months Ended   Nine Months Ended
                                           April 31,           April 30,
                                        1997      1996      1997      1996
                                        ----      ----      ----      ----
Net income (loss)                     $ 1,170   $   689   $ 2,653   $(1,507)
                                      =======   =======   =======   =======

Average number of common
   shares outstanding                  12,260    12,250    12,253    12,250
Dilutive effect of outstanding
   options (a)                            456       225       345        (b)
Dilutive effect of outstanding
   stock purchase warrants (a):
   Class A (issued May 1994)              996       996       996        (b)
   New Class A (issued October
       1995)                              498       498       498        (b)
   Class B (c)                            288       249       287        (b)
   Class C (d)                            748       747       747        (b)
                                      -------   -------   -------   -------
Total shares used in calculation of
   earnings per share                  15,246    14,965    15,126    12,250
                                      =======   =======   =======   =======

Income (loss) per share               $  0.08   $  0.05   $  0.18   $ (0.12)
                                      =======   =======   =======   =======


(a)      As determined by application of the treasury stock method
(b)      Not included in calculation as effect would be antidilutive.
(c) The Class B stock purchase warrants are issuable in May 1997 using a formula based on the average closing stock price for the 90 days prior to issuance. The average stock price for that period was used here. The Class B warrants became issuable on March 18, 1996, and have been included since that date.
(d) In connection with the refinancing of the senior debt facility in October 1995, 750,000 Class C stock purchase warrants ( "Class C Warrants") were issued. The Company has the opportunity to earn back these shares based on earnings as defined in the agreement. For all periods presented, the Company did not meet the defined earnings level, therefore all Class C Warrants are considered outstanding since issuance.